Exhibit 10.4

SECOND AMENDMENT TO LEASE

This Second Amendment To Lease ("Second Amendment") is dated as of July 2, 2020 and is entered into by and between 229 Avenida Fabricante, LLC, a California limited liability company ("Lessor"), and Glaukos Corporation, a Delaware corporation (“Lessee”).

Recitals

A.Lessee and Lessor’s predecessor in interest, 229 Fabricante, LLC a California limited liability company, entered into that certain Standard Industrial/Commercial Single-Tenant Lease – Net dated as of June 8, 2015, as amended by that certain First Amendment to Lease dated as of December 21, 2018 (the “First Amendment”) (as amended, the “Lease”), whereby Lessee leases the premises commonly known by the street address 229 Avenida Fabricante, San Clemente, California 92672, consisting of an approximately 40,728 square foot unit (the “Premises”) within a free-standing building (the "Building").

C.The Expiration Date of the Lease is currently December 31, 2024.

D.Lessor and Lessee now wish to amend the Lease to extend the term of the Lease by five (5) years and five (5) months, until May 31, 2030, and otherwise amend the Lease as set forth below.

NOW, THEREFORE, for and in consideration of the mutual covenants, promises and agreements herein contained, Lessor and Lessee agrees as follows:

Agreement

1.Capitalized Terms.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Lease.

2.Second Amendment Term.  The term of the Lease is hereby extended for a period of sixty-five (65) additional months (the “Second Amendment Term”), commencing on January 1, 2025.  Accordingly, the Expiration Date shall be May 31, 2030.  Lessee has no option to extend the term of the Lease beyond May 31, 2030, except as set forth in the new Paragraph 63 attached to this Second Amendment.

[Continued on the following page]

3.Base Rent.  The monthly Base Rent for the Second Amendment Term shall be as follows:

Time Period	Base Rent (per month)
January 1, 2025 - December 31, 2025	$68,830.32
January 1, 2026 - December 31, 2026	$70,895.23
January 1, 2027 - December 31, 2027	$73,022.09
January 1, 2028 - December 31, 2028	$75,212.75
January 1, 2029 - December 31, 2029	$77,469.13
January 1, 2030 - May 31, 2030	$79,793.21

Notwithstanding anything in the Lease to the contrary, so long as Lessee is not then in Default of this Lease, the Base Rent for the following five (5) months shall be abated entirely so that no Base Rent shall be due: July, August, September, October and November 2020.  Notwithstanding anything herein to the contrary, no other amounts due hereunder shall be abated during the months of abated Base Rent, including but not limited to any association fees, management fees, operating expenses, taxes, insurance, maintenance or utilities required under the Lease.  The rent abatement described in this Section constitutes “Inducement Provisions.”

4.Tenant Improvement Allowance. Lessor shall provide a tenant improvement allowance (“TI Allowance”) in the amount of Eighty-One Thousand Four Hundred Fifty-Six Dollars ($81,456.00) which shall be available to Lessee upon mutual execution of this Second Amendment. Any such improvements shall constitute Alterations under the Lease and shall therefore be subject to all requirements of Paragraph 7.3(b). Notwithstanding the foregoing, any such improvements shall require Lessor’s consent, which shall not be unreasonably withheld.  Lessee shall initially pay the costs of the improvements.  Upon Lessee completing and paying for such improvements, Lessee shall submit to Lessor invoices  reflecting  the  costs  incurred  by  Lessee  in  connection  with  such improvements, and shall also submit (if applicable to the subject improvements) all drawings and plans, city-issued permits, proofs of payment with contract waivers, contractor and subcontractor logs, final signed inspection cards, as well as a final recorded notice of completion (if applicable to the subject improvements), along with any other documents reasonably requested by Lessor.  Within thirty (30) days after receiving all documentation, Lessor shall credit Lessee’s monetary obligations under the Lease in the amount paid by Lessee up to the amount of the TI Allowance.

Lessee shall not be required to restore any of the Alterations made pursuant to this Section that have been constructed, or will be constructed, per plans approved by Lessor.  Lessee shall be responsible, at Lessee’s sole cost and expense, for complying with disability access laws (including but not limited to the ADA) in connection with any Alterations under this Lease, including the tenant improvements described herein.

5.Option to Extend.  The Option(s) To Extend attached to the First Amendment and numbered Paragraph 63 is hereby deleted and replaced with the attached Paragraph 63 entitled Option(s) To Extend.  Lessee acknowledges and agrees that Lessee does not have any right to extend the lease term, except as set forth in the attached Paragraph 63.  Any other Options (including but not limited to the one described in Section 9 of the First Amendment, and as attached to the First Amendment and numbered Paragraph 14) shall be deemed deleted.

6.Lessee’s Estoppel.  Lessee hereby certifies and acknowledges that, to Lessee’s knowledge as of the date of the mutual execution of this Second Amendment, (a) Lessor is not in Breach or Default in any respect under the Lease; (b) Lessee does not have any defenses to its obligations under the Lease;  (c) there  are  no  offsets against Rent; and (d) except as provided herein, Lessee shall not be entitled to any reduction, abatement, or deferral of any Rent because of the current Coronavirus pandemic regardless of the impact of such pandemic.  Lessee acknowledges and agrees that: (a) the representations herein set forth constitute a material consideration to Lessor in entering into this Second Amendment; and (b) such representations are being made by Lessee for purposes of inducing Lessor to enter into this Second Amendment, and Lessor is relying on such representations in entering into this Second Amendment.

7.Brokers.    Lessee warrants and represents that it is not represented by any broker, finder or any other person in connection with this Second Amendment other than Savills, who shall be paid a commission subject to a separate agreement with Lessor.  Except as set forth in this Second Amendment, each party represents and warrants to the other that it has not entered into any agreement or incurred or created any obligation which might require the other party to pay any other broker’s commission, finder’s fee or other commission or fee relating to the leasing of the Premises. Each party shall indemnify, defend and hold harmless the other and the other’s constituent partners and their respective officers, directors, shareholders, agents and employees from and against all claims for any such commissions or fees made by anyone claiming by or through the indemnifying party.

8.Effect of Amendment.  Except to the extent the Lease is modified by this Second Amendment, the remaining terms and conditions of the Lease shall remain unmodified and in full force and effect.  In the event of a conflict between the terms and conditions of the Lease and the terms and conditions of this Second Amendment, the terms and conditions of this Second Amendment shall prevail and control.

9.Entire Agreement.  The Lease, together with this Second Amendment, embodies the entire understanding between Lessor and Lessee with respect to its subject matter and supersedes any prior agreements, negotiations and communications, oral or written.  No subsequent agreement, representation, or promise made by either party hereto, or by or to any employee, officer, agent or representative of either party hereto shall be of any effect unless it is in writing and executed by the party to be bound thereby.  This Second Amendment and the Lease can be changed only by an instrument in writing signed by Lessor and Lessee.

10.Counterparts; Facsimile Signatures; Signatures in PDF or TIF Form.  This Second Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one and the same instrument.  Delivery of a copy of this Second Amendment bearing a signature by facsimile transmission or e-mail in PDF or TIF form will have the same effect as physical delivery of the document bearing the original signature.

[Signatures on the following page]

IN WITNESS WHEREOF, this Second Amendment has been executed as of the date first above written.

LESSOR:

229 Avenida Fabricante, LLC,
a California limited liability company

By:	Marcus Adams Asset Management II, LLC,
a California limited liability company,
Its Manager

By:	/s/ Casey Adams
Casey Adams, Manager

LESSEE:

Glaukos Corporation,
a Delaware corporation

By:	/s/ Thomas Burns
Name:	Thomas Burns
Title:	CEO